Exhibit 10.2

2008 Equity Incentive Plan	Exhibit A to
Notice of Award

UCN, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

A. The Board of Directors (the “Board”) and stockholders of UCN, Inc. (“the Company”) have adopted the 2008 Equity Incentive Plan (the “Plan”) for the purpose of attracting and retaining the services of key employees (including officers and directors), non-employee Board members and consultants and other independent advisors.

B. Recipient is an individual who is to render valuable services to the Company or one or more Subsidiaries, and this Agreement is executed pursuant to, and is intending to carry out the purposes of, the Plan in connection with the grant of a restricted stock unit award to receive shares of the Company’s common stock (“Common Stock”) under the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Award. Subject to and upon the terms and conditions set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement is attached as Exhibit A (the Grant Notice and this Exhibit A are collectively referred to as the “Agreement”), the Company hereby grants to Recipient, as of the grant date specified in the Grant Notice (the “Grant Date”) a restricted stock unit award denominated in shares of the Company’s Common Stock (the “Units”) in the amount specified in the Grant Notice. Shares of Common Stock (the “Shares”) shall be issuable in respect of the Units from time to time as specified in the Grant Notice. The number of Shares issuable in respect of the Units may be adjusted from time to time, as provided in the Plan.

2. Limited Transferability. The rights under this Agreement, including the Units and right to receive any Shares, shall not be transferable or assigned by Recipient other than by will or by the laws of descent and distribution following Recipient’s death.

3. Privilege of Stock Ownership. The Recipient shall not have any of the rights of a stockholder with respect to the Units or Shares until the Shares shall be issued by the Company to the Recipient on the terms stated in this Agreement.

4. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Utah without resort to that State’s conflict-of-laws provisions.

5. No Employment/Service Contracts. Nothing in this Agreement or in the Plan shall confer upon Recipient any right to continue in the Service of the Company (or any Subsidiary employing or retaining Recipient) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any such Subsidiary) or Recipient, which rights are hereby expressly reserved by each party, to terminate Recipient’s Service at any time for any reason whatsoever, with or without cause.

6. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company in care of the Company

Secretary at the Company’s principal offices at 7730 S. Union Park Ave., Suite 500, Midvale, UT 84047. Any notice required to be given or delivered to Recipient shall be in writing and addressed to Recipient at the address indicated on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U. S. Mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

7. Construction. This Agreement is made and granted pursuant to the Plan and is in all respects limited by and subject to the express terms and provisions of the Plan, unless, in the specific instance, a provision in this Agreement states that it supersedes a provision in the Plan. All terms used herein that are defined in the Plan shall have the same meaning ascribed to such terms in the Plan. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

8. Legal Compliance. To the extent required by applicable law at the time the Shares are issuable to Recipient as provided in the Grant Notice, Recipient shall make appropriate arrangements with the Company or any Subsidiary employing Recipient for the satisfaction of all Federal, state or local income and employment tax withholding requirements applicable to the issuance of the Shares. Recipient will not be issued any Shares as provided in the Grant Notice unless the Shares are then registered under the Securities Act of 1933, or the Company determines that such issuance would be exempt from the registration requirements of the Securities Act of 1933.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Notice. Notwithstanding other provisions of the Plan, no award provided for in this Agreement shall be granted, deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a recipient of an award. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any award may not be made at the time contemplated by the terms of this Agreement or the Plan, as the case may be, without causing the Recipient to be subject to taxation under Section 409A of the Code, the Company may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt this Agreement and Plan from the requirements of Section 409A of the Code and other interpretive materials as may be issued after the date hereof, which action may include, but is not limited to, delaying payment to the Recipient to the earliest date necessary to effect such compliance. The Company shall use commercially reasonable efforts to implement the provisions of this provision in good faith; provided that neither the Company, the Administrator of the Plan nor any employee, director or representative of the Company or of any of its affiliates shall have any liability to the Recipient with respect thereto.

9. Tax Consequences. The award granted to you under this Agreement will result in taxable income to you as the Recipient, and you acknowledge that it is your responsibility, and not the Company’s, to obtain appropriate tax advice for your situation.

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